Exhibit 99.1

Newfield Exploration Company to Acquire Inland Resources**
Establishes Rocky Mountain Focus Area, Lengthens Reserve Life Through Addition of Legacy Asset

Newfield will hold a conference call for investors today, Friday, August 6, at 9:30 a.m. CDT / 10:30 a.m. EDT.
The call can be heard on the Newfield web site at http://www.newfld.com or you can participate by following the instructions listed at the end of this release. There are slides available on Newfield’s website regarding this transaction that also will be referenced during the conference call.

     Houston – August 6, 2004 — Newfield Exploration Company (NYSE:NFX) today announced that it has signed an agreement to acquire Inland Resources in a privately negotiated transaction valued at $575 million plus working capital and oil inventory at closing, including the assumption of debt and other existing obligations. The acquisition establishes a new Rocky Mountain focus area for Newfield and adds a legacy asset to its portfolio.

     Inland Resources is a privately held company based in Denver, Colorado. Inland’s major asset is the 110,000-acre Monument Butte Field, located in the Uinta Basin of Northeast Utah. Inland operates the Monument Butte Field and has an average working interest of about 80%. Newfield estimates that the giant Monument Butte Field has oil in place of more than two billion barrels. Through this transaction, Newfield will acquire an internally estimated 326 billion cubic feet equivalent (Bcfe) of proved reserves and 439 Bcfe of probable reserves. The reserves are 85% oil and are 70% proved undeveloped. Current net production is approximately 7,000 barrels of oil equivalent per day (BOEPD). Newfield expects to double production by the end of 2006. Production is expected to be 10,500 BOEPD in 2005 and 14,000 BOEPD in 2006. Three rigs are currently drilling in the field.

     Pro forma for this acquisition, Newfield’s proved reserves will be approximately 1.7 trillion cubic feet equivalent (Tcfe), of which 77% will be proved developed and 70% will be natural gas. The transaction will lengthen Newfield’s reserve life by nearly 20% to approximately seven years.

     Newfield intends to finance the transaction with a combination of debt and equity. Newfield expects the transaction to be accretive to cash flow from operations and earnings in 2005 and beyond. Subject to customary closing conditions, the transaction is expected to close in late August or early September 2004.

     Newfield President and CEO, David A. Trice, said, “This transaction adds a new dimension to Newfield’s portfolio – long-lived reserves with an increasing production profile. The Monument Butte Field is an under exploited legacy asset. It offers the opportunity for a well financed, technically driven company like us to drill hundreds of wells and to apply current and future technology to grow production for the next 10 years. This acquisition places Newfield on the map in the Rockies, an area in which we intend to grow in the future.

     “The current market for long-lived natural gas reserves is intensely competitive. In our opinion, better values are available in crude oil assets. This is particularly true in view of the futures market for crude oil which continues to exceed expectations and offers opportunities to assure historically high future prices through appropriately structured hedging transactions.”

Guidance

     Pro forma for this transaction, Newfield expects its 2004 production to be 240 — 250 Bcfe, an increase of 9 — 13% over 2003. In anticipation of the closing of this transaction, Newfield hedged approximately 4,000 BOPD from 2005-07. The table below details the new hedges that were added, along with existing hedges that will be inherited in the transaction.

     Lots/ Day

		Swaps	3-Way Collars
2005	Volume	Fixed	Short Floor	Long Floor	Short Ceiling
Existing Hedges	864 MBO	$24.89
New Swaps	1,095 MBO	$39.00
New 3-Way Collars	365 MBO		$30.00	$36.00	$49.00

Total Hedged	2,324 MBO

		Swaps	3-Way Collars
2006	Volume	Fixed	Short Floor	Long Floor	Short Ceiling
Existing Hedges	804 MBO	$26.78
New Swaps	730 MBO	$37.00
New 3-Way Collars	730 MBO		$30.00	$35.00	$50.50

Total Hedged	2,264 MBO

		Swaps	3-Way Collars
2007	Volume	Fixed	Short Floor	Long Floor	Short Ceiling
Existing Hedges	240 MBO	$27.00
New 3-Way Collars	1460 MBO		$25.00	$32.00	$51.00

Total Hedged	1,700 MBO

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins and select international ventures.

Conference Call Information:

     Newfield will host a conference call at 9:30 a.m. CDT / 10:30 a.m. EDT today, August 6, to discuss this acquisition and answer questions. Slides will be referenced during the conference call and they are now available on Newfield’s web site. To participate in the conference call, please dial (719) 457-2619 about 10 minutes prior to the scheduled start time. In addition, a listen-only broadcast of the call will also be provided over the Internet at http://www.newfld.com, under Investor Relations. Please go to the web site at least 10 minutes early to register, download and install any necessary audio software.

     If you are not able to participate in the conference call, an audio replay will be available through August 13, 2004 by dialing (719) 457-0820 and enter conference code 362199. A replay over the web at the above address will be available shortly after the call and will remain on the site for about 90 days.

Conference Call Summary Info:

Dial-in Number (719) 457-2619
Replay #: (719) 457-0820
Conference Code: 362199
Web site: http://www.newfld.com

     **The statements set forth in this release regarding estimated or anticipated pro forma cash flow from operations, earnings, oil and gas reserves and production volumes and future drilling plans are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The consummation of the pending acquisition described in this release is subject to the satisfaction or waiver of several conditions, one or more of which may not be satisfied or waived. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020 Houston, TX 77060 http://www.newfld.com	Steve Campbell (281)847-6081 info@newfld.com

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